UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2007
GATEWAY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14500 (Commission File Number)	42-1249184 (IRS Employer Identification No.)
7565 Irvine Center Drive
Irvine, California 92618
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (949) 471-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.   Unregistered Sales of Equity Securities.
     On October 16, 2007, in accordance with the terms of the previously announced Agreement and Plan of Merger, dated as of August 27, 2007 (the “Merger Agreement”) by and among Gateway, Inc. (“Gateway,” “we” or “us”), Acer Inc. (“Acer”) and Galaxy Acquisition Corp., a wholly owned subsidiary of Acer (“Acquisition Sub”), Acquisition Sub exercised its option (the “Top-Up Option”) to purchase directly from us 201,632,361 Shares (as defined below) at a price of $1.90 per Share, the same amount paid for each Share tendered and accepted for payment by Acquisition Sub pursuant to its previously announced tender offer (the “Offer”) to purchase all of our outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred share purchase rights (the “Rights”), issued pursuant to the Rights Agreement, dated as of January 19, 2000, as amended (the “Rights Agreement”), between us and UMB Bank, N.A. (the “Rights Agent”) (such Common Stock, together with the associated Rights, the “Shares”). Of this purchase price, $2,016,323.61 was paid in cash (which cash amount represents the par value of each purchased Share) and $381,085,162.29 was paid by delivery of a one-year promissory note bearing interest at the rate of 3% and prepayable anytime at Acquisition Sub’s option. The purchase of these additional Shares, when combined with the Shares purchased in the Offer, was sufficient to give Acquisition Sub ownership of more than 90% of our outstanding Shares. At the time of the exercise of the Top-Up Option, Acquisition Sub was an indirect wholly owned subsidiary of Acer.
     The Top-Up Shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.
Item 5.01.    Changes in Control of Registrant.
     In connection with the closing of the Offer that expired at 5:00 p.m., New York City time, on Monday, October 10, 2007, on October 15, 2007, Acquisition Sub acquired 315,870,250 Shares, which represented approximately 84.6% of the outstanding Shares, at the Offer Price.
     On October 16, 2007, as described above under Item 3.02, Acquisition Sub exercised the Top-Up Option and acquired an additional 201,632,261 Shares and shortly thereafter, Acquisition Sub merged with and into Gateway in a “short form” merger under Section 253 of the Delaware General Corporation Law (the “Merger”), with Gateway surviving the Merger. In connection with the Merger, at the effective time of the Merger, (a) each share of Common Stock (other than shares held by Gateway or in its treasury or by Acer, Acquisition Sub or any other wholly owned subsidiary of Acer) was converted into the right to receive the same $1.90 in cash per share as was paid in the Offer, without interest (the “Merger Consideration”), (b) each outstanding option to purchase Common Stock under any Gateway stock plan or otherwise became fully vested and was cancelled in exchange for the right to receive, for each share of Common Stock issuable upon exercise of such option, cash in the amount equal to the excess, if any, of the Merger Consideration over the exercise price per share of such option, and (c) all shares of restricted stock became fully vested and free of forfeiture restrictions and were converted into the right to receive the Merger Consideration. Immediately upon the Merger, Gateway became a wholly owned indirect subsidiary of Acer.
     Holders of the Shares that did not tender their Shares in the Offer and that comply with the applicable statutory procedures under Section 262 of the DGCL (the “Appraisal Provisions”), will have certain rights to demand appraisal of their Shares. Stockholders will be receiving from Gateway additional information with respect to the Appraisal Provisions and the procedures for exercising appraisal rights under the Appraisal Provisions.
Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As a result of the closing of the Offer and the Merger, all of Gateway’s directors resigned. All future directors of Gateway will be appointed indirectly by Acer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GATEWAY, INC.
Date: October 16, 2007	By:	/s/ John P. Goldsberry
		Name:	John P. Goldsberry
		Title:	Senior Vice President and Chief Financial Officer